Exhibit 99.1

CHF Solutions, Inc. Has Regained Compliance with Nasdaq Bid Price Requirement

Eden Prairie, MN: October 30, 2017: CHF Solutions, Inc. (NASDAQ: CHFS) announced today that on October 27, 2017, the Company received formal notice from The NASDAQ Stock Market LLC indicating that the Company has regained compliance with the minimum $1.00 bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), and the matter is now closed.

About CHF Solutions

CHF Solutions, Inc. (NASDAQ:CHFS) is a medical device company focused on commercializing the Aquadex FlexFlow system for Aquapheresis® therapy. The Aquadex FlexFlow system, is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies. The company's objective is to improve the quality of life for patients with heart failure and related conditions. CHF Solutions is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The company has been listed on the NASDAQ Capital Market since February 2012.

For further information, please contact:

Claudia Napal Drayton	Investor Relations
Chief Financial Officer	CHF Solutions, Inc.
CHF Solutions, Inc.	ir@chf-solutions.com
T: +1-952-345-4205

-or-

Bret Shapiro
Managing Partner
CORE IR
516 222 2560
brets@coreir.com
www.coreir.com